     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated December 22, 2025, with respect to the financial statements and financial highlights of Investment Grade Municipal Trust, 7-13 Year Series 83 (included in Invesco Unit Trusts, Municipal Series 1336) contained in this Post-Effective Amendment No. 6 to the Registration Statement on Form S-6 and related Prospectus.

     We consent to the use of the aforementioned report in the Post-Effective Amendment and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
December 22, 2025